Exhibit (e)

Certification under Rule 466
The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:
(1) That it previously had filed a registration statement on Form F-6 (Hutchison China MedTech Limited, Registration No: 333-209930) which the Commission declared effective, with terms of deposit identical to the terms of deposit of this registration statement except for the number of ordinary shares that an American Depositary Share represents.
(2) That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

(Signature page follows)

Deutsche Bank Trust Company Americas, solely in its capacity as Depositary

By:	/s/ Beverly George Prowell

Name:	Beverly George Prowell

Title:	Vice President

By:	/s/ Rohan Bridgett

Name:	Rohan Bridgett

Title:	Vice President